EXHIBIT 5.1

TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building 1001 Haxall Point P.O. Box 1122 (23218-1122) Richmond, Virginia 23219 804.697.1200 telephone troutmansanders.com

May 3, 2011

Board of Directors

EarthLink, Inc.

1375 Peachtree Street

Atlanta, Georgia 30309

EarthLink, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to EarthLink, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8, as filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 3, 2011 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) to register 22,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to be offered under the EarthLink, Inc. 2011 Equity and Cash Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of the Plan and such documents and records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

We do not purport to express an opinion on any laws other than the laws of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that the Shares have been duly authorized and, when such Shares have been issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Troutman Sanders LLP

Troutman Sanders LLP